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                                                                     EXHIBIT 8.1

                  [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]


                                  June 10, 1999



Solectron Corporation
777 Gibraltar Drive
Milpitas, California 95035

        RE:    SOLECTRON CORPORATION -- REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-3 (No. 333-75865), including Amendment No. 1 thereto (the "Registration Statement"), filed or to be filed by Solectron Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration pursuant to the Securities Act of 1933, as amended (the "Act"), of $1,656,000,000 aggregate principal amount at maturity of Liquid Yield Option Notes(TM) due 2019 (the "LYONs"(TM)) and such indeterminate number of shares of Common Stock, $0.001 par value, of the Company, as may be required for issuance upon conversion of the LYONs.

        For the purpose of rendering this opinion, we have examined and relied upon the current and continued truth and accuracy of the assumptions and factual matters we have considered as well as the current and continued truth and accuracy of the statements, covenants, representations and warranties contained in the Indenture and that certain tax representation letter delivered to us by the Company (including without limitation a representation by the Company that it reasonably believes and in fact will have the capacity to repay the principal amount of the LYONs in the event none of the LYONs are converted). We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies of documents submitted to us.

        Based upon and subject to the qualifications and limitations contained herein and in the Registration Statement, (i) the LYONs will be treated as indebtedness for United States federal income tax purposes; and (ii) the information in the Registration Statement under the caption "Federal Income Tax Considerations," while not purporting to discuss all tax matters relating to the LYONs, based upon the LYONs being treated as indebtedness, sets forth the material federal income tax consequences to holders of the LYONs.

        This opinion does not address the various state, local or foreign tax consequences that may result from holding the LYONs.



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        This opinion merely represents our best judgment and is not binding on the Internal Revenue Service or the courts. The Internal Revenue Service is not precluded from successfully asserting a contrary position. Further, there can be no assurance that changes in the law or its interpretation will not take place that could affect the United States Federal income tax consequences of acquiring, holding or disposing of the LYONs. Nevertheless, we undertake no responsibility to advise you of any new developments including, without limitation, changes in the application or interpretation of the United States Federal income tax law.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name wherever it appears in the Registration Statement and the Prospectus contained therein. In giving such consent, we do not believe that we are "experts" within the meaning of such term used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

                                        Very truly yours,

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation


                                        /s/ Wilson Sonsini Goodrich & Rosati